DISTRIBUTION AND SERVICE PLAN

Fidelity Concord Street Trust: Fidelity Advisor Event Driven Opportunities Fund

Class Z Shares

1.

This Distribution and Service Plan (the “Plan”), when effective in accordance with its terms, shall be the written plan contemplated by Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”) for the Class Z (“Class Z”) shares of Fidelity Advisor Event

Driven Opportunities Fund (the “Fund”), a series of Fidelity Concord Street Trust (the “Trust”).

2.

The Trust has entered into a General Distribution Agreement on behalf of the Fund with Fidelity Distributors Corporation (the “Distributor”) under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers for the Fund’s shares of

beneficial interest (“Shares”).    Under the agreement, the Distributor pays the expenses of printing and distributing any prospectuses, reports and other literature used by the Distributor, advertising,

and other promotional activities in connection with the offering of Shares of the Fund for sale to

the public.    It is recognized that Fidelity Management & Research Company (the “Adviser”) may

use its management fee revenues as well as past profits or its resources from any other source, to make payment to the Distributor with respect to any expenses incurred in connection with the distribution of Class Z Shares, including the activities referred to above.

3.

The Adviser directly, or through the Distributor, may, subject to the approval of the

Trustees, make payments to securities dealers and other third parties who engage in the sale of

Class Z Shares or who render shareholder support services, including but not limited to providing office space, equipment and telephone facilities, answering routine inquiries regarding the Fund,

processing shareholder transactions and providing such other shareholder services as the Trust may reasonably request.

4.

Class Z will not make separate payments as a result of this Plan to the Adviser,

Distributor or any other party, it being recognized that the Fund presently pays, and will continue

to pay, a management fee to the Adviser.    To the extent that any payments made by the Fund to

the Adviser, including payment of management fees, should be deemed to be indirect financing of any activity primarily intended to result in the sale of Class Z Shares within the meaning of Rule

12b-1, then such payments shall be deemed to be authorized by this Plan.

5.

This Plan shall become effective upon the approval by a vote of a majority of the

Trustees of the Trust, including a majority of Trustees who are not “interested persons” of the

Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to the Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on this Plan.

6.

This Plan shall, unless terminated as hereinafter provided, remain in effect until June

30, 2019, and from year to year thereafter, provided, however, that such continuance is subject to approval annually by a vote of a majority of the Trustees of the Trust, including a majority of the

Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to authorize direct payments by Class Z to finance any activity primarily intended to result in the sale of Class Z Shares, to increase materially the amount spent by Class Z for distribution, shall be effective only upon approval by a vote of a majority of the outstanding voting securities of Class Z and (b) any material amendments of this Plan shall be effective only upon approval in the manner provided in the first sentence in this paragraph 6.

7.

This Plan may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of Class Z.

8.

During the existence of this Plan, the Trust shall require the Adviser and/or

Distributor to provide the Trust, for review by the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended in connection with financing any activity primarily intended to result in the sale of Class Z Shares (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

9.

This Plan does not require the Adviser or Distributor to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Class Z Shares.

10.

Consistent with the limitation of shareholder liability as set forth in the Trust’s

Declaration of Trust or other organizational document, any obligation assumed by Class Z pursuant to this Plan and any agreement related to this Plan shall be limited in all cases to Class Z and its assets and shall not constitute an obligation of any shareholder of the Trust or of any other class of the Fund, series of the Trust or class of such series.

11.

If any provision of this Plan shall be held or made invalid by a court decision, statute,

rule or otherwise, the remainder of the Plan shall not be affected thereby.

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